Exhibit 10.18

                               December 16, 1998

               Kenneth L. Hadnott, Charles D. Harrison, and Brian Gray; and THH Alpha, Inc.; THH Services, LTD.; UTTS Services, LTD.; UTTS, Inc.; Carolina Drilling Services, Inc.
               P. O. Box 8148
               Greenville, NC 27835-8148

               Re: Acquisition of certain assets of THH Alpha, Inc.; THH Services, LTD.; UTTS Services, LTD.; UTTS, Inc.; Carolina Drilling Services, Inc. (hereafter "Companies") from Kenneth L. Hadnott, Charles D. Harrison, and Brian Gray, (hereafter "Shareholders")

               Gentlemen:

                    The Definitive Agreement, dated December 4, 1998, contained the terms of the acquisition by National Environmental Service Company (hereafter "NESCO") of the assets and assumption of certain liabilities and obligations of the Companies. The terms and conditions of the Definitive Agreement dated December 4, 1998 are hereby amended by the terms and conditions presented in this document. The effective date of the acquisition shall be January 1, 1999. Notwithstanding anything contained herein to the contrary, however, the covenants and agreements of the parties expressed in paragraphs 10, 11, and 12 hereof shall be binding regardless of whether or not this Definitive Agreement is consummated.

                    Shareholders have a desire to sell certain assets and
               dispose of certain liabilities at its Greenville, North Carolina, offices, and NESCO proposes to purchase those assets and assume those liabilities under the following terms and conditions:

                    1.  Assets to be Purchased -
                        ----------------------

                            A. Accounts Receivable - All accounts receivable shall be acquired by NESCO except for those state indemnity fund receivables owned by UTTS Services, LTD. UTTS Services, LTD. shall retain the state indemnity fund receivables owned by it as of the date of closing. UTTS Services, LTD. shall collect those receivables and remit proceeds to NESCO without additional payment to Shareholders by NESCO. UTTS Services, LTD. shall execute a Note payable to NESCO at the date of closing in an amount equal to the accounts receivable retained by UTTS Services, LTD. Remittance to NESCO of all such accounts receivable amounts collected by UTTS Services, LTD. shall constitute payment of Note.

               NESCO Definitive Agreement - December 16, 1998 - Page 2

                            B.  Work in Progress

                            C. Fixed Assets - NESCO agrees to purchase for cash and/or notes all fixed assets as shown on the most recent financial statements of Companies and provided to NESCO by Shareholders.

                            D. Business Property - (a) all designs, methods, inventions and know-how related thereto, (b) all trademarks, trade names (including "UTTS Environmental"), service marks, and copyrights claimed or used by Companies that have not been registered, and (c) all customer lists of Companies, and (d) corporate names used by the Companies (collectively "Business Property Rights"), constitute all such proprietary rights owned or held by Companies and which are reasonably necessary to, or used in the conduct of the business of Companies. All such methods, inventions and know-how constitute trade secrets of Companies within the meaning of all applicable laws, and Companies have taken all necessary steps required by law to protect these trade secrets as such. Companies own or have valid rights to use all Business Property Rights without conflict with the rights of others. No person has made or threatened to make any claims that the operation of the business of Companies is in violation of or infringes any Business Property Rights or any other proprietary or trade rights of any third person. No third person is in violation of or is infringing upon any Business Property Rights.

                            E. Other Assets - All other assets shown on the most recent financial statements of Companies presented to NESCO including but not limited to cash, bank accounts, deposits, and prepayments.

                    2.  Assumption of Lease - NESCO agrees to assume the
                        -------------------
               liability for the remainder of the payments on Companies's Greenville office building lease. It is a condition of this agreement that NESCO be able to assume said lease and occupy the premises.

                    3.  Liabilities - It is understood that NESCO will assume
                        -----------
               all liabilities as shown on the December 31, 1998, financial statements but excluding any federal and state income taxes due and payable. NESCO shall not be responsible for any liabilities not shown on such statement. Said liabilities shall not exceed amounts shown on the most recent financial statements presented to NESCO by Companies.

               NESCO Definitive Agreement - December 16, 1998 - Page 3

                    4.  Assignment - This agreement is contingent upon the
                        ----------
               Companies' ability to assign without penalty or loss to NESCO all existing contracts, backlog, customer lists, deposits, good and merchantable title to assets, accounts receivable, receivables accrued as work in progress and not invoiced, licenses, and such other rights as Companies presently enjoys at their Greenville office.

                    5.  Acquisition of THH Alpha, Inc. - It is understood that
                        -----------------------------
               the acquisition of all the issued and outstanding shares of THH Alpha, Inc. is a part of the acquisition covered by this Definitive Agreement. As soon as practical after the Closing Date of the Transaction, NESCO and Shareholders of THH Alpha, Inc. will take the necessary actions to transfer ownership of the shares of THH Alpha, Inc. to NESCO while preserving the status of the corporation as a professional geological corporation under the laws of the State of North Carolina.

                    6.  Purchase Price -
                        --------------

                            A.  Cash - $500,000.00 payable as follows:

                                                   One Year        Two Years
                                     At Closing    After Closing   After Closing
                                     ----------    -------------   -------------
               Kenneth L. Hadnott    $100,000      $50,000         $50,000
               Charles D. Harrison   $100,000      $50,000         $50,000
               Brian Gray            $ 50,000      $25,000         $25,000

                            B. NESCO Common Stock - Kenneth L. Hadnott and Charles D. Harrison shall each receive 20,000 shares of Rule 144 NESCO common stock issued from the treasury shares presently owned by NESCO.

                            C. Stock Options - Options to purchase NESCO Common Stock to be issued from the authorized but unissued shares at $2.00 per share in accordance with the National Environmental Service Company Stock Option Plan as follows:

                            Kenneth L. Hadnott          20,000 Shares
                            Charles D. Harrison         20,000 Shares
                            Brian Gray                   5,000 Shares

               NESCO Definitive Agreement - December 16, 1998 - Page 4

                            D. Deduction for Sellers' Income Tax Liability - Shareholders of THH Services, Inc. shall be permitted to deduct from THH Services, Inc.'s cash the amount of unpaid income taxes required on net income generated by THH Services, Inc. from the beginning of the current tax year through December 31, 1998. Any tax liabilities created by this transaction will be the responsibility of the Companies' Shareholders.

                            E. Employment Contracts - Kenneth L. Hadnott, Charles D. Harrison, and Brian Gray shall each enter into a two-year employment contract with NESCO.

                    7.  Indemnification - Companies and Shareholders shall
                        ---------------
               indemnify NESCO for any claims on work performed by Companies or its subcontractors on or prior to December 31, 1998. Stockholders shall indemnify NESCO and hold it harmless for all claims for a period of five (5) years after the closing date which are not reflected on the December 31, 1998 Balance Sheet and disclosed by Shareholders and Companies and will pay all costs, expenses, and reasonable attorney's fees in respect to any tax and other accrued absolute or contingent liabilities or claims against Companies existing at the time of the Closing, or arising out of pre-closing transactions or events. However, Shareholders will not be liable for claims against Companies to the extent that the obligations the Companies are required to perform after the Closing Date in the ordinary course of business, or under agreements mentioned in or consistent with this transaction. Shareholders shall repurchase all accounts receivable (excluding accounts receivable due from state indemnity funds) purchased at Closing but which remain unpaid ninety (90) days after Closing date. Shareholders shall repurchase all accounts receivable due from state indemnity funds purchased at closing but which remain unpaid two hundred seventy (270) days after Closing Date. Shareholders shall indemnify NESCO against any and all claims from third parties made pursuant to any laws and/or regulations covering the bulk sale of inventory and assets.

                    8.  Contingency - Shareholders and Companies acknowledge
                        -----------
               that NESCO's decision to enter into the definitive agreement is particularly dependent upon (i) the satisfactory completion by NESCO of an investigation of the business and assets of Companies, (ii) arrangements satisfactory to NESCO concerning the continued employment following consummation of the Transaction of certain key employees of the Company, and (iii) approval of the Transaction by the Board of Directors of NESCO and Companies. This Definitive Agreement will be conditioned upon,

               NESCO Definitive Agreement - December 16, 1998 - Page 5

               among other things, (i) approval of the Transaction by the requisite vote of the shareholders of Companies, (ii) all necessary governmental approvals having been obtained, and (iii) all necessary debt holder or other contractual consents having been obtained.

                    9.  Access to Personnel, Books and Records and Properties -
                        -----------------------------------------------------
               At all times prior to the consummation of the Transaction, Companies shall afford NESCO and its representatives, agents, and employees full access to the personnel, books and records, tangible assets, agreements, and licenses of Companies as may be reasonably requested by NESCO or its representatives, agents, or employees. Companies agree that prior to closing the Transaction, NESCO will be furnished with such accounting information and reports to the extent NESCO deems necessary to enable NESCO to perform its public reporting obligations and to satisfy the disclosure requirements under the rules and regulations of the Securities and Exchange Commission.

                    10.  Confidentiality - Each party shall keep confidential
                         ---------------
               any information with respect to the other party that is not otherwise generally available to the public or has been made available to the public by persons other than such party, its representatives, agents, or employees, except as is necessary in connection with the preparation of the definitive agreement relating to the transaction or as may be required by applicable law or stock exchange rules. If for any reason the transaction is abandoned or terminated prior to being consummated, each party will return promptly all information containing confidential or proprietary information disclosed to the other party.

                    11.  Publicity - Except as may be required of NESCO by
                         ---------
               applicable law or securities laws or rules, neither party hereto shall make any public announcement or any press release regarding this proposal or the transaction or the subject matter hereof or thereof without the prior consent of the other party.

                    12.  Expenses - Each party hereto will separately bear its
                         --------
               own expenses incurred in connection with this proposal and the transaction, regardless of whether the transaction is consummated.

                    13.  Interim Operations - Shareholders and Companies shall
                         ------------------
               continue to operate in a manner which will maintain the Companies' Greenville office's value, customers, reputation, and goodwill during the time period between the

               NESCO Definitive Agreement - December 16, 1998 - Page 6

               acceptance of this proposal and closing date. Pending execution of the Agreement (or termination of this proposal), Shareholders and Companies agree that they will conduct its business only in the ordinary course and not engage in any extraordinary transaction without NESCO's prior consent. Companies agree that, prior to Closing of the Transaction, there will be no disposal of any asset with a value greater than $1,000.

                    14.  Closing Date - The closing date shall be on or before
                         ------------
               January 15, 1999. The Effective Date of the Transaction will be January 1, 1999.

                    15.  Term of Agreement - If not executed by Stockholders,
                         -----------------
               this Agreement shall expire at 5:00 PM CDST, Friday, December 18, 1998.

                    If the foregoing is acceptable to you, please signify by
               signing this letter in the space provided below and returning to me a copy bearing original signatures.

               Sincerely,

               National Environmental Service Company

               _____________________________________

               Eddy Patterson - Chairman & CEO

               AGREED AND ACCEPTED:

               __________________________________
               Kenneth L. Hadnott - Shareholder

               __________________________________
               Charles D. Harrison - Shareholder

               _______________________________
               Brian Gray - Shareholder

               NESCO Definitive Agreement - December 16, 1998 - Page 7

               THH Alpha, Inc.

               _________________________________
               ______________________________
               President


               THH Services, LTD.

               _________________________________
               ______________________________
               President


               UTTS Services, LTD.

               _________________________________
               ____________________________


               UTTS, Inc.

               _________________________________
               ____________________________
               President


               Carolina Drilling Services, Inc.

               ________________________________
               ____________________________
               President